Exhibit 99.1
YAHOO! ANNOUNCES SETTLEMENT WITH CARL ICAHN
SUNNYVALE, Calif., July 21, 2008— Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet company, announced today that it has reached an agreement with Carl Icahn to settle their pending proxy contest related to the Company’s 2008 annual meeting of stockholders.
Under the terms of the settlement agreement, eight members of Yahoo!’s current Board of Directors will stand for re-election at the 2008 annual meeting: Roy Bostock, Ronald Burkle, Eric Hippeau, Vyomesh Joshi, Arthur Kern, Mary Agnes Wilderotter, Gary Wilson and Jerry Yang. In view of the settlement agreement with Mr. Icahn, and the termination of the proxy contest, Robert Kotick has decided not to stand for re-election to the Board at the 2008 annual meeting.
Following the 2008 annual meeting, the Yahoo! Board will be expanded to 11 members. Carl Icahn will be appointed to the Board and the remaining two seats will be filled by the Board upon the recommendation of the Board’s Nominating and Governance Committee from a list of nine candidates recommended by Mr. Icahn, which includes the eight remaining members of the Icahn slate of nominees and Jonathan Miller, currently a partner in Velocity Interactive Group and former Chairman and CEO of AOL.
As part of the settlement agreement, Mr. Icahn, who owns an aggregate of 68,786,320 shares, or 4.98% of Yahoo! common stock, has agreed to withdraw his nominees for consideration at the annual meeting and to vote his Yahoo! shares in support of the Board’s nominees.
“We are gratified to have reached this agreement, which serves the best interests of all Yahoo! stockholders,” said Yahoo! Chairman Roy Bostock. “We look forward to working productively with Carl and the new members of the Board on continuing to improve the Company’s performance and enhancing stockholder value. Yahoo! is a world-class company with an extremely bright future, and collaborating together, I believe we can help the Company achieve its ambitious goals.”
“This agreement will not only allow Yahoo! to put the distraction of the proxy contest behind us, it will allow the Company to continue pursuing its strategy of being the starting point for Internet users and a must buy for advertisers,” said Yahoo! Co-founder and Chief Executive Officer Jerry Yang. “No other company in the Internet space has our unique combination of global brand, talented employees, innovative technologies and exceptional assets, attributes that will help us take advantage of the large and growing opportunity ahead of us. I look forward to working together with our new colleagues on the Board to make that happen.”

Mr. Icahn said, “I am very pleased that this settlement will allow me to work in partnership with Yahoo!’s Board and management team to help the Company achieve its full potential. While I continue to believe that the sale of the whole Company or the sale of its Search business in the right transaction must be given full consideration, I share the view that Yahoo!’s valuable collection of assets positions it well to continue expanding its online leadership and enhancing returns to stockholders. I believe this is a good outcome and that we will have a strong working relationship going forward. Additionally, I am happy that the board has agreed in the settlement agreement that any meaningful transaction, including the strategy in dealing with that transaction, will be fully discussed with the entire board before any final decision is made.”
In response to Mr. Kotick’s decision to step down from the Board, Mr. Bostock said, “I would like to personally thank Bobby for his dedicated service to Yahoo! these past 5 years. Bobby has been a valuable resource to our Board and the Company and we are grateful for his contributions. He wanted to help see the Company through this recent chapter, but made it clear to me that once the proxy contest was resolved, he was eager to focus his efforts on his work as CEO of the newly merged Activision Blizzard and his other business and civic pursuits.”
The Company intends to file the full text of the settlement agreement later today with the Securities and Exchange Commission, and will also file and mail to its stockholders, supplemental proxy material.
Forward-Looking Statements
This press release (including without limitation the statements and information in the quotations in this press release) contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s strategic and operational plans. Actual results may differ materially from those described in this release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the expected benefits of the commercial agreement with Google may not be realized, including as a result of actions taken by United States or foreign regulatory authorities and the response or acceptance of the agreement by publishers, advertisers, users and employees; the implementation and results of Yahoo!’s ongoing strategic initiatives; the impact of organizational changes; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content and distribution; general economic conditions and changes in economic conditions; potential continuing uncertainty arising in connection with Microsoft’s various proposals to acquire all or part of Yahoo!; the possibility that Microsoft or another person may in the future make other proposals, or take other actions which may create uncertainty for our employees, publishers, advertisers and other business partners; and the possibility of significant costs of defense, indemnification and liability resulting from stockholder litigation relating to such proposals. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on

Form 10-K for the fiscal year ended December 31, 2007, as amended, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. All information in this release is as of July 21, 2008, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this letter.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California.
Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Yahoo! Inc.
Brad Williams, 408-349-7069 (Media)
bhw@yahoo-inc.com
Marta Nichols, 408-349-3527 (Investors)
mnichols@yahoo-inc.com
or
The Abernathy MacGregor Group for Yahoo! Inc.
Adam Miller, 212-371-5999 (Media)
alm@abmac.com
Winnie Lerner, 212-371-5999 (Media)
wal@abmac.com